EXHIBIT 99.1

November 2, 2009

Dear Fellow Shareholder,

We wanted to update you on some recent developments at 21st Century Holding. As you may know, we received an unsolicited non-binding proposal of interest from Homeowners Choice, Inc. to acquire all outstanding shares of 21st Century common stock for approximately $5.30 per share in cash and stock.  Our Board of Directors has reviewed Homeowners Choice’s unsolicited proposal with our management team and our financial and legal advisors and unanimously concluded that it is inadequate and not in the best interests of 21st Century shareholders.

In reaching its conclusion to reject the Homeowners Choice proposal, the Board considered that:

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A combination with Homeowners Choice would be a strategic step backwards for 21st Century.  21st Century is a seasoned company with an 11-year track record as a public company, a sound business model and strategic plan and an experienced management team.  21st Century continues to diversify its business lines and geographic markets in order to enhance value and lessen the potential risk for our shareholders.  In contrast, Homeowners Choice writes only property and casualty insurance and only in Florida and, as a two-year old company, Homeowners Choice is untested against an active wind season.

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The financial terms of the proposal are wholly inadequate. 21st Century believes there is tremendous value inherent in the company, which is not currently reflected in the market price of our common stock.  Clearly, Homeowners Choice sees that value as well.  However, its proposal does not take into account the premium growth initiatives that the 21st Century has already started to implement, including our recently announced premium rate increases, our continued multi-state diversification into additional lines of insurance, and our improved investment portfolio management, which we expect will result in sustainable future profits.  Based on the assumption of a market price of $8 per share for Homeowners Choice stock, the proposal values 21st Century at approximately $40 million, or roughly $5.00 per share – 52% below the $9.68 book value per share of 21st Century common stock as of June 30, 2009, and well below valuations reviewed by the 21st Century Board of Directors on a variety of financial analyses presented by the Board's independent financial adviser.

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Homeowners Choice’s stock is highly volatile and poses risk to the true valuation of the proposal.  Homeowners Choice stock currently trades at a premium to the industry multiples, in excess of its book value, near its 52 week high, and is up over 70% in the last six months.  Any value contained within this proposal is highly contingent on the ability of Homeowners Choice to maintain its relatively high stock price, which would present a risk to 21st Century shareholders.

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Homeowners Choice’s proposal has significant benefits for its shareholders at the expense of 21st Century shareholders.  We believe this is an opportunistic attempt to acquire 21st Century's valuable licenses and portfolio and enhance Homeowners Choice’s balance sheet at the expense of 21st Century's shareholders.  While it may be beneficial for Homeowners Choice shareholders for the company to cheaply acquire 21st Century's licenses for auto and general liability insurance and licenses to write business in States outside of Florida, the combination does not add strategic value or diversification for 21st Century shareholders.

21st Century's Strategic Growth Plan Will Enable Shareholders
To Realize Greater Value

We believe that the best way for 21st Century shareholders to realize the inherent value of the company is to pursue our current existing strategic growth plan.  We are making progress on our strategy and we expect to return to significant revenue growth and profitability in 2010 driven by:

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Our recent approvals from the Florida Office of Insurance Regulation for an approximately nineteen (19%) premium rate increase statewide for our homeowner's program with the State of Florida commencing on certain policies on November 1, 2009, and the ability to assume up to 45,000 additional policies from Citizens Property Insurance Corporation;

•	Our continued multi-state diversification into additional lines of insurance;
•	Our strong, highly liquid balance sheet; and
•	Our improved investment portfolio managed by a new team of professional independent advisers and asset managers.

21st Century’s Board Believes in the Future of the Company

The 21st Century Board recently announced the approval of a $4 million stock repurchase program (approximately 10% of our market capitalization) in order to provide value directly to our own shareholders.

We are facing a difficult economic environment that is affecting the industry as a whole.  21st Century, despite improved gross written premium and improved investment income and gains, still faces some challenges that will affect profitability in the near-term due to reinsurance costs and wind mitigation credits.  While 21st Century will not report profits in the 3rd or 4th quarters of 2009, we anticipate returning to profitability thereafter.

We have a great company here at 21st Century Holding.  We have highly valuable assets and licenses, a solid business plan for sustained long-term premium growth, a diversified business model and a management team with the vision and execution experience to help 21st Century meet its business goals and deliver for our shareholders.  We strongly believe that pursuing 21st Century's existing strategic growth plan is the best way to enable our shareholders to realize the inherent value of the company.

Signed,

/s/ Bruce Simberg	/s/ Michael H. Braun
Bruce Simberg	Michael H. Braun
Chairman of the Board	Chief Executive Officer

Forward-Looking Statements

Statements in this letter to shareholders that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," or "continue" or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties include, without limitation, the success of the Company's new premium growth initiatives; its ability to successfully market and sell new insurance products; its ability to sells its insurance products in new geographic markets and increase sales in existing markets; changes in economic conditions (including changes in interest rates and financial markets); the impact of new regulations adopted in Florida which affect the property and casualty insurance market; the costs of reinsurance and the collectability of reinsurance, assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; the Company's ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the success of the Company's stock repurchase plan in improving shareholder value; outcome of litigation pending against the Company or which is commenced against the Company after the date hereof, including the terms of any settlements; risks related to the nature of the Company's business;  dependence on investment income and the Company's ability to improve the yields received from its investment portfolio; the adequacy of the Company's liability for loss and loss adjustment expense; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation, and health care and auto repair costs; and other matters described from time to time by us in our filings with the SEC, including, but not limited to, the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.